Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 27, 2013 (except for Note 5, as to which the date is April 26, 2013), with respect to the consolidated financial statements and schedule, and our report dated February 27, 2013 with respect to internal control over financial reporting included in this Current Report on Form 8-K of Federal-Mogul Corporation. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Federal-Mogul Corporation on Form S-8 (File No. 333- 168508).

/s/ GRANT THORNTON LLP

Southfield, Michigan

April 26, 2013